Exhibit 99.3

Jefferies & Company, Inc

950 Tower Lane, 18th Floor

Foster City, California 94404

www.jefferies.com

Board of Directors

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121

We hereby consent to the use of our opinion letter, dated April 4, 2010, to the Board of Directors of Accelrys, Inc. (“Accelrys”) included as Annex I to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Accelrys and Symyx Technologies, Inc., and to references to such opinion in such joint proxy statement/prospectus in the notice to Accelrys stockholders and under the captions “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Accelrys Board of Directors and its Reasons for the Merger,” “The Merger—Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger” and “The Merger—Opinion of Accelrys’ Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jefferies & Company, Inc.

JEFFERIES & COMPANY, INC.

New York, NY

May 3, 2010